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                                                                    EXHIBIT 99.1

                       Panja To Change Name Back to AMX

RICHARDSON, TX -- June 11, 2001 -- Panja Inc. (NASDAQ:PNJA) today announced that the Company is changing its name back to AMX. The announcement was made at the International Communication Industries Association (ICIA) sponsored show, INFOCOMM 2001.

The Company will immediately begin doing business as AMX Corporation. Following approval by the Company's shareholders at its annual meeting on August 22, 2001, the Company will officially change its corporate name, and its NASDAQ ticker symbol will change from PNJA to AMXC.

"The name AMX has always been associated with the high level of customer service and support upon which we were founded, and better represents the value of our 20-year history in the marketplace and our accomplishments," said Scott Miller, Chairman, President and Chief Executive Officer. "The name also symbolizes the core capabilities we are building in world-class control systems, such as NetLinx, and the vast array of professional services for our dealers."

AMX CORPORATION is the worldwide leader in advanced control system technology targeting commercial and residential markets. AMX delivers convenient, easy-to-use solutions that incorporate advanced programming and network applications to simplify your life through technology. AMX's strategy is to work with leading dealers and distributors to integrate its products with other electronic devices, while continuing to lead the industry in control technology. It's your world. Take Control.(tm) For more information about AMX, visit www.amx.com.

Contacts:

Jennifer Davis, Public Relations Manager
(800) 222-0193
(469) 624-8000
fax: (469) 624-7170
www.panja.com